UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Interphase Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2011
To the Holders of Common Stock of
  Interphase Corporation:
          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the “Company”), will be held on May 4, 2011 at 9:00 a.m. local time at the Embassy Suites Hotel at 7600 John Q. Hammons Drive, Frisco, Texas, for the following purposes:
(a)	to elect six directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

(b)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

(c)	to transact such other business as may properly come before the meeting or any adjournment thereof.
          It is desirable that as large a proportion as possible of the shareholders’ interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope.
          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011. This Proxy Statement and Annual Report on Form 10-K are available online at www.proxydocs.com/inph.
By order of the Board of Directors
S. Thomas Thawley
Vice Chairman and Secretary
Plano, Texas
April 1, 2011

Interphase Corporation
Parkway Centre I
2901 North Dallas Parkway, Suite 200
Plano, Texas 75093
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 4, 2011
          This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of shareholders to be held on May 4, 2011. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked. This proxy statement is first being mailed to shareholders on or about April 1, 2011. This proxy statement and the Company’s 2010 annual report are available online at www.proxydocs.com/inph.
PERSONS MAKING THE SOLICITATION
          The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies and the annual meeting will be borne entirely by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, and facsimile transmission by directors and officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, $.10 par value (“Common Stock”), held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection with forwarding the solicitation material. The Company may also engage a solicitor or other third-party firm to assist in the distribution and solicitation of proxies.
OUTSTANDING CAPITAL STOCK AND RECORD DATE
          The record date for shareholders entitled to notice of and to vote at the annual meeting is March 16, 2011. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 6,773,296 shares of Common Stock.
VOTING BY PROXY; REVOCATION OF PROXY
          Shareholders of record may vote by proxy by completing, signing and returning the accompanying proxy form in the accompanying postage-paid envelope. A proxy may be revoked at any time before it is exercised. A shareholder giving a proxy may revoke it by (1) submitting another proxy with a later date, (2) giving written notice to the Company’s Secretary before the annual meeting that the proxy has been revoked or (3) voting in person at the annual meeting.
ACTION TO BE TAKEN AT THE MEETING
          The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted FOR the election as directors of the Company of the six persons named under the caption “Election of Directors”, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011 and, in the discretion of the proxy holder, with respect to such other business as may properly come before the meeting.
          Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The Board does not know of any such other matter or business.
QUORUM AND VOTING
          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or its name on the record date. Directors are elected by a plurality of the votes cast at the meeting. Because the six nominees for director who receive the most votes will be elected, abstentions and broker-non-votes (i.e., shares held by brokers or other nominees that are present at the meeting but not voted for a particular matter) will not be included in vote totals and will have no effect on the election of directors. The ratification of the auditors will require the affirmative vote of a majority of the shares present at the meeting. Accordingly, abstentions and broker-non-votes will have the same effect as a negative vote on that matter.
PRINCIPAL SHAREHOLDERS
          The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 16, 2011 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) the named executive officers (identified in “Executive Compensation — Summary Compensation Table” below) and each director of the Company and (iii) all named executive officers and directors as a group. To the knowledge of the Company, each of the owners named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

Name and address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

Gregory B. Kalush	334,977	(1)	4.8%
S. Thomas Thawley	278,626	(1)	4.1%
Randall E. McComas	208,805	(1)	3.0%
Michael J. Myers	53,501	(1)	0.8%
Thomas N. Tipton, Jr.	48,893	(1)	0.7%
Paul N. Hug	48,501	(1)	0.7%
Kenneth V. Spenser	47,501	(1)	0.7%
Yoram Solomon	34,413	(1)	0.5%
Marc E. DeVinney	31,683	(1)	0.5%
Christopher B. Strunk	12,167		0.2%

All executive officers and directors as a group (10 persons)	1,099,067	(2)	15.1%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	477,229	(3)	7.0%

Name and address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class

Renaissance Technologies, LLC Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	367,400 (4)	5.4%

(1)	Includes vested options to purchase shares of Common Stock, and options exercisable within 60 days of the date of this proxy statement, if any, with exercise prices ranging from $4.12-$11.45 per share (fair market value on the respective dates of grant) as follows: Mr. Kalush, 185,000 shares; Mr. Thawley, 35,000 shares; Mr. McComas, 191,540 shares; Mr. Myers, 35,000 shares; Mr. Tipton, 7,500 shares; Mr. Hug, 35,000 shares; and Mr. Spenser, 35,000 shares.

(2)	Includes 524,040 shares that may be acquired upon exercise of vested stock options, and options exercisable within 60 days of the date of this proxy statement, if any.

(3)	Based solely upon information contained in an amended Schedule 13G filed with the Securities and Exchange Commission on January 13, 2011.

(4)	Based solely upon information contained in an amended Schedule 13G filed by Renaissance Technologies, LLC (“RT, LLC”), James H. Simons, and Renaissance Technologies Holdings Corporation (“RTHC”) with the Securities and Exchange Commission on February 11, 2011. It appears from the Schedule 13G that RT, LLC has sole voting and investment power over the shares; that RTHC, as the majority owner of RT, LLC, is deemed to have voting and investment power over the shares; and that Mr. Simons, a former control person of RT, LLC, has no voting or investment power over the shares.
ELECTION OF DIRECTORS
          Six directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
          A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified.
          OUR BOARD OF DIRECTORS AND NOMINATING AND GOVERNANCE COMMITTEE UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.
          Gregory B. Kalush, 54, was elected Chairman of the Board in May 2000. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999. He joined the Company in February 1998 as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board of Directors. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group.

Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.
          Mr. Kalush’s depth of experience in leading Interphase as CEO and Chairman of the Board, his responsibilities for the strategic direction and management of Interphase’s day-to-day operations, and his experience as the former Chief Financial Officer of Interphase and other executive general management experiences in the telecommunications and enterprise computing technology sector bring a broad array of industry experience and institutional knowledge to the Board.
          Paul N. Hug, 67, was elected a director in 1984. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1980. Mr. Hug is a member of the Compensation Committee, the Nominating and Governance Committee and is Chairman of the Audit Committee of the Board of Directors.
          Mr. Hug is an experienced financial professional with the skills necessary to lead our Audit Committee. His experiences in handling complex financial issues make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. Hug qualifies as an “audit committee financial expert” under the guidelines of the Securities and Exchange Commission (“SEC”).
          Michael J. Myers, 64, was elected a director in 2002. From 2002 until his retirement in 2006, Mr. Myers served as President and CEO of Coppercom Inc., a provider of networking equipment for telecommunications operators. Mr. Myers served as the President of the Broadband Systems Division of Alcatel from 2000 to 2002 and as Group Vice President for Alcatel’s Networking Systems Group from 1998 to 2000. Prior to 1998, Mr. Myers worked for DSC Communications Corporation, serving as its Executive Vice President and Chief Operating Officer from 1997 to 1998, at its DSC Denmark A/S subsidiary, and as a Group Vice President for its transmission business in 1997. Mr. Myers also had prior experience with Nortel Networks, NCR, and General Motors Corporation. Mr. Myers is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.
          As a former chief executive officer and senior executive with both general management and finance expertise as well as significant international experience across a variety of industry sectors, including telecommunications, computing and automotive, Mr. Myers contributes valuable insight to the Board in the areas of general management, financial acumen, strategic insight and governance.
          Kenneth V. Spenser, 62, was elected a director in 2002. Mr. Spenser is currently the Chief Executive Officer for Entivity Holdings. Mr. Spenser served as President, Chief Executive Officer and Chairman of the Board for Entivity, Inc. or its predecessors from 1997 to 2004. Entivity is a leading provider of PC-based control systems to the automation marketplace. In 2007, Mr. Spenser became President of Better Rehab, LLC. Better Rehab was founded by orthopedic surgeons, exercise physiologists and rehabilitation specialists to assist patients who underwent total joint replacements. Prior to founding Entivity, Mr. Spenser served as Vice President for Texas Instruments’ Information Technology Group and as General Manager for Autodesk’s Mechanical Division. Mr. Spenser spent ten years on active duty as a naval aviator and twelve years in the Naval Reserves, retiring in 1993 with the rank of Captain. Mr. Spenser is a member of the Nominating and Governance Committee and the Audit Committee of the Board of Directors.

          As a chief executive officer and a former senior executive in the technology industry along with his successful entrepreneurial experiences, Mr. Spenser offers a unique and insightful perspective to the Board in the areas of strategic market selection, positioning and market expansion, sales and channel development and overall general management.
          Christopher B. Strunk, 62, was elected a director in 2007. Prior to his retirement in 2004, Mr. Strunk served as Senior Vice President, North American Sales for Alcatel, from 2002 to 2004. He was Vice President Sales-Bell Atlantic/Verizon for Alcatel from 1998 to 2002. Prior to 1998, Mr. Strunk was Regional Vice President-Sales for DSC Communications Corporation. Mr. Strunk also had prior experience with Granger Associates, AT&T, Bell of Pennsylvania and Diamond State Telephone. Mr. Strunk is a member of the Compensation Committee and the Nominating and Governance Committee.
          As a senior executive with significant sales experience in the telecommunications industry, Mr. Strunk contributes valuable insight about the telecom market and customer trends to the Board.
          S. Thomas Thawley, 70, is a co-founder of the Company and has served as Secretary and a director of the Company since its incorporation in 1977. Mr. Thawley was elected Vice Chairman in May 2000 and is the Chairman of the Nominating and Governance Committee of the Board of Directors.
          Mr. Thawley’s experience in leading the business as co-founder of Interphase brings broad electronics industry experience and technical expertise and specific institutional knowledge to the Board.
Committees and Meetings of the Board of Directors
          The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the New Employee and Retention Stock Award Committee. During 2010, the Audit Committee was composed of Mr. Hug (Chairman), Mr. Myers, and Mr. Spenser. The Audit Committee met seven times during 2010. The Audit Committee’s responsibilities are described in the Audit Committee Charter, which is included as an exhibit to this proxy statement (See Exhibit A). During 2010, the Compensation Committee was composed of Mr. Myers (Chairman), Mr. Hug, and Mr. Strunk. The Compensation Committee met four times during 2010 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The Compensation Committee has overall responsibility for the Company’s executive compensation policies as provided in a written charter adopted by the Board of Directors, which is available on the Company’s website at www.interphase.com. During 2010, the Nominating and Governance Committee was composed of Mr. Thawley (Chairman), Mr. Hug, Mr. Myers, Mr. Spenser, and Mr. Strunk. The Nominating and Governance Committee is responsible for considering and approving nominees for election as director and performing the other responsibilities set forth in its charter, which is available on the Company’s website at www.interphase.com. The Nominating and Governance Committee met four times during 2010. In 2010, the New Employee and Retention Stock Award Committee was composed of one member, Mr. Kalush. The New Employee and Retention Stock Award Committee has the authority to grant stock options and restricted stock under the 2004 Long-Term Stock Incentive Plan to newly hired employees of the Company and, for retention purposes, to existing employees of the Company. The New Employee and Retention Stock Award Committee met two times during 2010.
          The Board of Directors held seven meetings during the year ended December 31, 2010. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which such director served.

          The Company encourages Board members and nominees for director to attend the annual meeting of shareholders. All current Board members attended the Company’s 2010 annual meeting of shareholders.
Board Leadership Structure and Role in Risk Oversight
          Our Chief Executive Officer also serves as the Chairman of the Board. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. However, the Board believes that it is simultaneously important to have a strong governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are “independent” as defined under SEC rules and NASDAQ Global Market listing requirements, and the Audit Committee, the Compensation and Nominating and Governance Committee are composed entirely of independent directors. The Committee chairs set the agendas for their committees and report to the full Board on their work. The chairman of the Nominating and Governance Committee also serves as the lead independent director. The “independent” members of the Board meet regularly in executive session, without management present.
          In its corporate governance guidelines, the Board acknowledges its responsibility for reviewing the process for assessing the major risks facing the Company and the options for their mitigation. Each of our Board committees considers the risks within its areas of responsibilities. For example, the Audit Committee is responsible for reviewing and discussing with management and the Company’s registered public accountant the Company’s major risk exposures and the policies management has implemented to monitor such exposures, including the Company’s financial risk exposures and risk management policies. Additionally, the outcome of the Company’s Audit Risk assessment is presented to the Audit Committee annually; this assessment identifies internal control risks and drives the internal control testing for the coming year. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. Finally, the Nominating and Governance Committee reviews the Company’s management and Board performance as well as the Board’s structure on a regular basis. Material violations of the Company’s Code of Ethics and related policies are reported to the full Board.
Limitation of Liability and Indemnification
          The Company’s Articles of Incorporation, as amended, include a provision that eliminates the personal liability of the Company’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its shareholders, (2) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) for any transaction from which the director received an improper personal benefit, or (4) under the Texas corporate statute regarding unlawful dividends and stock repurchases.
          The Company’s current Amended and Restated Bylaws provide that the Company (1) must indemnify the Company’s directors and officers to the fullest extent permitted by Texas law, subject to limited exceptions, (2) may indemnify the Company’s other employees and agents to the same extent that the Company indemnifies its directors and officers, and (3) must advance expenses, as incurred, to the Company’s directors and officers in connection with the defense of a legal proceeding to the fullest extent permitted by Texas law, subject to limited exceptions.

Compensation of Directors
     The following table sets forth the compensation paid to our non-employee directors, who during 2010 were Mr. Hug, Mr. Myers, Mr. Spenser, Mr. Strunk, and Mr. Thawley.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)
Paul N. Hug	33,200	—	33,200

Michael J. Myers	33,200	—	33,200

Kenneth V. Spenser	25,200	—	25,200

Christopher B. Strunk	23,000	—	23,000

S. Thomas Thawley	23,000	—	23,000

(1)	During 2010, there were no awards of restricted stock or stock options granted to non-employee directors.
Each non-employee member of the Board received a quarterly cash retainer of $5,000 for his service. Each committee chairman, except the Nominating and Governance Committee Chairman, received an annual retainer of $5,000. The Nominating and Governance Committee Chairman received an annual retainer of $3,000. Each member of the Compensation Committee, including the chairman, received an annual retainer of $3,000. Each member of the Audit Committee, including the chairman, received an annual retainer of $5,200. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board. Mr. Kalush does not receive cash compensation for his service on the Board.
AUDIT COMMITTEE
          The Audit Committee of the Board is currently composed of Mr. Hug (Chairman), Mr. Myers, and Mr. Spenser. The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company’s internal controls and financial reporting process.
Audit Committee Charter
          The Board of Directors has adopted and maintains a written charter for the Audit Committee, which describes the Audit Committee’s authority, responsibilities and functions. A copy of the Audit Committee Charter is available on the Company’s website at www.interphase.com and is included as an exhibit to this proxy statement (See Exhibit A).
Audit Committee Member Independence
          The Board has made the determination that all members of the Audit Committee are “independent” as defined in the applicable requirements of the SEC and the listing standards of the NASDAQ Global Market.

Financial Expert
          The Board has determined that Mr. Hug meets the SEC criteria of an “audit committee financial expert.” Mr. Hug has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPAs since 1980, and as such, has participated in dealing with accounting, auditing, internal control, and risk management issues.
Report of Audit Committee
          We have reviewed and discussed with management the Company’s internal control over financial reporting and its audited financial statements as of and for the year ended December 31, 2010.
          We have discussed with Grant Thornton LLP (“Grant Thornton”), our independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 2300T.
          We have received and reviewed the written disclosures and the letter from Grant Thornton as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as amended, by the Independence Standards Board, and have discussed with Grant Thornton its independence with respect to the Company.
          Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
THE AUDIT COMMITTEE
Paul N. Hug, Chairman
Kenneth V. Spenser
Michael J. Myers
NOMINATING AND GOVERNANCE COMMITTEE
          The members of the Nominating and Governance Committee are Mr. Thawley (Chairman), Mr. Hug, Mr. Myers, Mr. Spenser and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Global Market.
          The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to serve as directors of the Company (“Directors”) consistent with criteria developed by the Nominating and Governance Committee and approved by the Board. The Nominating and Governance Committee recommends nominees for election as Directors at the Company’s annual meetings of shareholders; develops and recommends to the Board corporate governance principles applicable to the Company; and oversees the evaluation of the Board and the Company by the Directors. The Company has adopted a Nominating and Governance Committee Charter, which is available on the Company’s website at www.interphase.com.
          The Nominating and Governance Committee proposes, and the Board of Directors adopts, guidelines for identifying and evaluating Director candidates. Under those guidelines, the Nominating and Governance Committee shall consider a number of factors when identifying potential nominees, including: applicable requirements of law and of the NASDAQ Global Market, independence from management, diversity, relevant business experience, good business judgment, specific expertise, strength of character, integrity and reputation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal restraints, corporate governance background, financial and accounting background and education, executive compensation background, and other factors deemed appropriate in adding value to the composition of the existing Board and its size and structure.
          The Nominating and Governance Committee does not have a formal policy with respect to Board nominee diversity. In recommending proposed nominees to the full Board, the Nominating and Governance Committee is charged with building and maintaining a board that has an ideal mix of skills and experience to achieve the Company’s business objectives in the current environment. In particular, the Nominating and Governance Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to the Company, and diversity of thought, background, perspective and experience so as to facilitate meaningful discussion and broad thinking on strategies and tactics used by the Company.
          In all cases, Directors should have expertise that will be useful to the Company, possess the highest personal and professional integrity and ethics, and be willing and able to devote the required time to properly serve the Company.
          The Nominating and Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, other Directors or others associated with the Company or with the help of executive search firms (which receive a fee for their services).
          The Nominating and Governance Committee will consider candidates for Director suggested by shareholders applying the criteria for candidates described above and considering the additional information set forth below.
          Shareholders wishing to suggest a candidate for Director should write to our Secretary and include:
a.	as to each person whom the shareholder proposes to nominate for election or re-election as a Director:
i.	the name, age, business address and residence of such person,

ii.	the principal occupation or employment of such person,

iii.	the number of shares of Common Stock which are beneficially owned by such person,

iv.	information about each of the factors to be considered by the Nominating and Governance Committee listed above,

v.	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company,

vi.	detailed information about any relationship or understanding between the shareholder proposing the candidate or any other shareholder and the candidate,

vii.	a statement from the candidate that the candidate is willing to be considered and will serve as a Director if nominated and elected, and

viii.	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and
b.	as to the shareholder giving the notice:
i.	the name and record address of the shareholder, and

ii.	the number of shares of Common Stock beneficially owned by the shareholder.
          Any shareholder suggested candidates must be submitted in writing and received by the Company no later than December 2, 2011 to be considered for election at the 2012 annual meeting of shareholders.
COMPENSATION COMMITTEE
          The members of the Compensation Committee are Mr. Myers (Chairman), Mr. Hug, and Mr. Strunk. All members of the Committee meet the independence requirements of the NASDAQ Global Market.
          The Compensation Committee has overall responsibility for overseeing, evaluating and approving executive officer and director compensation plans, policies and programs and reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement. The Compensation Committee Report is included herein on page 35. A copy of the Compensation Committee’s written charter is available on the Company’s website at www.interphase.com.

EXECUTIVE OFFICERS
     The current executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

			Executive
			Officer of
			the Company
Name	Age	Position(s) Held with the Company	Since
Gregory B. Kalush	54	Chairman of the Board, Chief Executive Officer and President	1998

Thomas N. Tipton, Jr.	36	Chief Financial Officer, Assistant Secretary, Vice President of Finance and Treasurer	2005

Marc E. DeVinney	49	Vice President of Engineering	2007

James W. Gragg	59	Vice President of Operations and Fulfillment	2004

Randall E. McComas	61	Vice President of Global Sales and Customer Support	2002

Yoram Solomon	46	Vice President of Corporate Strategy and Business Development	2008

          Gregory B. Kalush joined the Company in February 1998 as Chief Financial Officer, Vice President of Finance and Treasurer. Mr. Kalush was appointed the Chief Executive Officer, President and Director of the Company in March 1999 and was elected Chairman of the Board in May 2000. Mr. Kalush is also the sole member of the New Employee and Retention Stock Award Committee of the Board. Prior to joining Interphase, Mr. Kalush was with DSC Communications Corporation from 1995 to 1998. While at DSC, he served as Vice President of Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM Corporation from 1978 to 1994. During that time his positions included Chief Financial Officer and Operations Executive for the Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the Southwest Area, and Division Director of Finance and Operations for the Data Systems Division.
          Thomas N. Tipton, Jr. joined the Company in January 2000 as Financial Planning and Analysis Manager. In December 2000, Mr. Tipton became Corporate Controller and Director of Finance, a position he held until December 2005. In August 2005, Mr. Tipton began serving as interim Chief Financial Officer, Vice President of Finance and Treasurer until December 2005, when Mr. Tipton was promoted to Chief Financial Officer, Vice President of Finance and Treasurer. Prior to joining Interphase, Mr. Tipton served in various positions in the Assurance and Business Advisory practice of Arthur Andersen LLP.
          Marc E. DeVinney joined the Company in August 2007 as Vice President of Engineering. Prior to joining Interphase, Mr. DeVinney spent 25 years with Alcatel, serving in various capacities. While with Alcatel, Mr. DeVinney most recently served as Director, Mobile Solutions Circuit Core from 2005 to 2006 and as Program Manager, CTO Product Engineering from 2001 to 2005.

          James W. Gragg joined the Company in September 1998 as Manufacturing/Test Engineering Manager. In 2000, Mr. Gragg became Director of Manufacturing and Operations, a position he held until November 2004 when he became Vice President of Operations and Fulfillment. Prior to joining Interphase, Mr. Gragg held various technical leadership roles including Hardware Design Engineering Manager at Compaq Computer Corporation, Vice President of Engineering for MSD Systems and Test Engineering Manager for Mostek Corporation. Mr. Gragg also had his own engineering consulting company, Emtech, Inc., for over 10 years.
          Randall E. McComas joined the Company in February 2002 as Vice President of Global Sales and Marketing, a position he held until May 2005, when he became Vice President of Global Sales and Customer Support. Prior to joining Interphase, Mr. McComas served as General Manager of Business Development, a position he held since 1998, for Scient, an enterprise organizational consulting firm. In that position Mr. McComas was responsible for overseeing all industry business units and delivery units for Scient, including sales and marketing. Prior to 1998, Mr. McComas was Vice President and General Manager of Telecommunications for Scient, managing the global telecom and utilities business units for that company. Mr. McComas also spent 15 years at IBM Corporation, where he held various positions in the telecom and media industries, including Vice President of Telecommunications for IBM’s global telecom and media business, and Vice President of Marketing and Strategy, managing IBM’s worldwide telecom business, including the wireline and wireless carriers.
          Yoram Solomon joined the Company in November 2008 as Vice President of Corporate Strategy and Business Development. Prior to joining Interphase, Mr. Solomon spent the last six years at Texas Instruments (TI) serving in various capacities including, most recently as the Sr. Director of Technology Strategy and Industry Relations for the Chief Technology Officer’s office, and Sr. Director of Strategic Marketing, Industry & Standards. Mr. Solomon held additional roles at TI including Director, Strategic Business Development, and General Manager, Consumer Electronics Connectivity Business Unit. Prior to TI, Mr. Solomon served as Vice President and General Manager of PCTEL’s Advanced Communications Business Unit from 2000 to 2002, and senior level management positions at Voyager Technologies, Israel’s Ministry of Industry and Trade, and Electronic Line, Ltd.
Employment Agreement Summaries
     Each executive officer has an employment agreement that defines the terms and conditions of his employment at the Company. In some cases, the employment agreement may be supplemented by certain stock option agreements and/or restricted stock agreements. In all cases, the summaries set forth below are qualified in their entirety by the terms of the employment agreements and such stock-compensation agreements.
          Gregory B. Kalush. The Board of Directors approved Mr. Kalush’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Kalush as its Chief Executive Officer and President, at a base salary of at least $325,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. A new two-year term began in March 2011, and Mr. Kalush’s current base salary is $325,000 per year. The employment agreement will continue for successive two-year terms, unless either Mr. Kalush or the Company gives notice to the other more than 30 days prior to the expiration of the then-current term that the agreement will not be renewed.
          If the Company elects not to renew Mr. Kalush’s employment agreement or terminates Mr. Kalush for other than overt misconduct or death or disability, and subject to Mr. Kalush’s execution of a general release of claims, then Mr. Kalush will be entitled to receive (a) severance payments in the amount of three (3) years base salary, (b) health coverage premiums for up to 18 months paid for Mr. Kalush and his dependents as long as they are qualified and eligible for COBRA coverage, and (c) regarding vested stock options with a strike price greater than the fair market value on the date of termination, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If the Company terminates Mr. Kalush’s employment agreement by reason of disability, and subject to Mr. Kalush’s execution of a general release of claims, then Mr. Kalush will be entitled to receive (i) compensation in the amount of two (2) years base salary, (ii) payment of two (2) years of his annual bonus calculated based on the greater of the prior fiscal year’s Executive Bonus Plan payment or 100% of the Executive’s Bonus Plan target for the year in which Mr. Kalush’s employment terminates, (iii) health coverage premiums for up to 18 months paid for Mr. Kalush and his dependents as long as they are qualified and eligible for COBRA coverage, and (iv) regarding vested stock options with a strike price greater than the fair market value on the date of termination, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If Mr. Kalush dies, then Mr. Kalush’s estate will be entitled to (A) a $1.0 million death benefit payable to Mr. Kalush’s designated beneficiary under a life insurance policy with Company-paid premiums, and (B) regarding vested stock options with a strike price greater than the fair market value on the date of his death, an exercise period of equal to the shorter of three (3) years from the date of termination or the original expiration date of the option. If Mr. Kalush becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liability owed by the Company to Mr. Kalush. Additionally, Mr. Kalush’s employment agreement permits the Company to terminate Mr. Kalush without further compensation for overt misconduct.
          Mr. Kalush’s employment agreement provides for the non-disclosure of confidential information. Remedies for breach of this provision include damages, injunctive relief and specific performance. The damages for use of any identified Confidential Trade Secret Information (defined therein) in violation of this provision shall be 100% of the gross amount of revenue derived or resulting from unauthorized use of such information. Mr. Kalush’s employment agreement also provides for covenants not to compete and not to solicit employees during and for two years after employment. Remedies for breach of these covenants include damages, injunctive relief and/or specific performance. Damages for breach of these covenants shall be 100% of the gross amount of revenue derived or resulting from the breach.
          Thomas N. Tipton Jr. The Board of Directors approved Mr. Tipton’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Tipton as its Chief Financial Officer and Vice President of Finance, at a base salary of at least $185,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $202,500. The employment agreement automatically renews for successive six month periods, unless either Mr. Tipton or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Tipton is terminated for cause.
          Marc E. DeVinney. The Board of Directors approved Mr. DeVinney’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. DeVinney, at a base salary of at least $175,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $182,000. The employment agreement automatically renews for successive six month periods, unless either Mr. DeVinney or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. DeVinney is terminated for cause.

          James W. Gragg. The Board of Directors approved Mr. Gragg’s current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. Gragg, at a base salary of at least $175,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $182,000. The employment agreement automatically renews for successive six month periods, unless either Mr. Gragg or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. Gragg is terminated for cause.
          Randall E. McComas. The Board of Directors approved Mr. McComas’ current amended and restated employment agreement, effective December 30, 2008, pursuant to which the Company employs Mr. McComas, at a base salary of at least $235,000 per year plus an annual bonus opportunity based upon his annual bonus target established by the Compensation Committee. His current base salary is $240,000. The employment agreement automatically renews for successive six month periods, unless either Mr. McComas or the Company gives written notice to the other 30 days prior to the expiration of the then-current term that the agreement will not be renewed, or Mr. McComas is terminated for cause.
          The employment agreements for the executive officers described above (other than Mr. Kalush) contain the following provisions: The employment agreement permits the Company to terminate the executive without further compensation for cause or on account of death or disability. If the Company terminates the executive without cause or elects not to renew, the executive will be entitled to receive (i) the balance of base salary due under the employment agreement for the balance of its term, (ii) six (6) months severance pay at his then-current base salary, and (iii) employee health coverage premiums paid for the period during which the executive officer is receiving remaining term payments and severance payments as long as the executive officer is qualified and eligible for COBRA coverage, subject to the executive’s execution of a general release of claims. If the executive becomes employed during the period he is eligible to receive post-employment payments, then payments made as a result of such employment shall reduce any remaining severance payments or other amounts or liabilities owed by the Company to the executive. These executive officers’ employment agreements also include covenants regarding confidentiality, non-competition and non-solicitation of employees; the non-competition and non-solicitation covenants are during and for twelve months after employment. Remedies for breach of these covenants include injunctive relief and arbitration.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives and Philosophy of Our Compensation Programs
     Our executive compensation program is driven by our business environment and is designed to enable us to achieve our strategic priorities and adhere to Company values. The program’s objectives are to:
•	Attract, motivate, and retain a team of talented leadership who help ensure our future success;

•	Align executives’ interests with the interests of shareholders;

•	Reward success as a management team in supporting overall business objectives and in obtaining key financial metrics in a lean and flexible environment;

•	Provide a balance between short-term goals and long-term priorities to achieve immediate objectives while also focusing on increasing shareholder value over the long term; and

•	Provide incentives that will stimulate executive behavior such as high performance, integrity, teamwork, and loyalty to achieve defined plan priorities, financial goals, and strategic objectives intended to provide shareholders with a superior rate of return.
     Our compensation programs must be competitive with other programs for similarly placed executives at companies within the telecom and general technology industries. Independent compensation consultants are periodically retained for advice and guidance in assessing whether our executive compensation program is competitive. Executive compensation programs impact all employees by setting general levels of compensation and by helping to create an environment of strategic priorities, incentives, and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.
     The guiding principles of our compensation programs are:
•	Enabling a high-performance organization;

•	Competitiveness in the marketplace in which we compete for talent;

•	Optimization of the cost to us and value to our executives;

•	Global consistency with business-driven flexibility; and

•	Conscientious and thoughtful decision-making and execution delivery.
     To this end, we measure the success of our compensation programs by:
•	Overall business performance and executive engagement;

•	Ability to attract and retain key executive talent;

•	Costs and business risks that seek to optimize return within acceptable levels of risk; and

•	Executive understanding and perceptions that ensure program value equals or exceeds program cost.
     All of our compensation and benefits for our executives described below have as a primary purpose the ability to attract, motivate, and retain highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. We believe that the performance of our executives, considered in light of general economic and industry conditions, our company, and competitive conditions, should be another key basis for determining overall compensation and should not be based on the short-term performance of our Common Stock, whether favorable or unfavorable. Beyond that, different elements are designed to engender different behaviors emphasizing the short-term performance and long-term health of the Company. In particular, in determining total compensation, we stress a compensation philosophy that is performance driven with competitive base salaries, but high variability in incentives. We believe that our total compensation is competitive with comparable positions at companies in our industry.

Pay Elements of Our Compensation Programs
     To promote the objectives of our compensation programs, our compensation programs consist of the following principal elements:

What the Pay Element
Pay Element	Rewards	Purpose of the Pay Element
Base Salary	• Core competence in the executive role relative to skills, experience and contributions to the Company	• To provide fixed compensation based on competitive market practice • To attract and retain executives over time

Annual Cash Incentives	• Contributions toward the Company’s achievement of specified performance metrics, and business plan priorities	• To provide focus on meeting business and financial targets that lead to our long-term success

Long-Term Incentives	Restricted Stock:
•   Continued employment with the Company during a specified vesting period
Stock Options:
•   Continued employment with the Company during a specified vesting period
Performance-based Restricted Stock and Performance-based Stock Options:
•   Achievement by executives of key performance metrics for Company success
•   Continued employment with the Company during a specified vesting period

•   To attract and retain the best people for the Company
•   To provide stock ownership to executives
•   To increase the executives’ interest in the Company’s welfare
•   To promote the success of the Company’s business
•   To align executives’ and shareholder interests
•   To provide challenging performance objectives and motivate executives to achieve long-term shareholder value

Change in Control and Termination Benefits	• Focused effort by our executives in the event of a rumored or actual fundamental corporate change	• To facilitate the Company’s ability to attract executives as the Company competes for talented employees; this protection is commonly offered

What the Pay Element
Pay Element	Rewards	Purpose of the Pay Element
Retirement Benefits, Additional Benefits and Perquisites	• Tenure by executives • Assurance that benefits package is competitive to industry standards	• To facilitate the Company’s ability to attract executives as the Company competes for talented employees
     The use of these programs enables us to reinforce our “pay for performance” philosophy, as well as strengthens our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.
How Each Pay Element is Determined
     The components of our compensation program are determined as follows:
     Base Salary. Base salaries are determined based on competitive market practice and our ability to attract, motivate, and retain executives. Base salaries for our executive officers are reviewed on an annual basis, and adjusted where appropriate. Salary ranges are established for each executive officer based on the marketplace data for that position and a salary is assigned to the executive based on individual performance, prior experience and contribution to the financial goals and strategic objectives of the Company. During the fourth quarter of 2009, the Compensation Committee commissioned an independent compensation firm to conduct a comprehensive analysis of competitive companies. As a result of the firm’s findings, a comparison group of 18 companies (the “comparison group”) was selected from publicly traded U.S. companies classified under the Global Industry Classification Standard (GICS) as Communications Equipment, Computer Storage and Peripherals and Electronic Manufacturing Services. The 18 companies in the comparison group were Airspan Networks, Communications Systems, Dataram, Ditech Networks, Endwave, Entorian Technologies, ISCO International, Lantronix, Livewire Mobile, Network Engines, PC TEL, Performance Technologies, Proxim Wireless, RF Industries, Radisys, Relm Wireless, Socket Communications, and Telknonet. Additionally, competitive comparisons were made against the following general industry surveys: 2009 Hewitt Total Compensation Measurement (TCM) survey, 2009/2010 Watson Wyatt Data services survey, 2009 Towers Perrin Executive Compensation survey, and 2009 Radford Executive survey. Based on this competitive comparison and the findings of the independent compensation firm, there was one base salary adjustment made to an executive in January 2010, where the findings showed that a base salary adjustment was warranted. There were no other changes to executive base salaries during 2010. The Compensation Committee commissioned and considered a similar analysis in the fourth quarter of 2010. Based on this analysis, the findings of the independent compensation firm and other factors, the Compensation Committee determined that there would be no adjustments to executive base salaries for 2011.
     Annual Cash Incentives. Executive bonuses are intended to link executive compensation with the attainment of defined Company goals. Each fiscal year during the annual planning process, the Compensation Committee, after consulting with management of the Company, establishes business and financial targets for the Company and, in some cases, individual executives. Annual bonus targets are established based upon these business and financial targets. For certain executives, including the named executive officers Mr. Kalush and Mr. Solomon, the 2010 bonus was based entirely on Company revenue targets. For other executives, including the named executive officers Mr. Tipton, Mr. McComas and Mr. DeVinney, 70% of the 2010 bonus was based on Company revenue targets and 30% was based on specific financial and business targets related to specific product lines for which the executive was responsible. Only the bonus portion based on Company revenue targets could have resulted in bonus payments in excess of 100% payout if the targets were exceeded. The portion of the bonus based on product line targets could not have resulted in bonus payments in excess of 100% payout, regardless of performance. The table below shows the percentage achievement and the resulting payout percentages based on Company revenue targets for the 2010 bonus plan.
     For 2010, the Compensation Committee approved Company revenue targets at the 100% achievement levels that were higher than the actual Company revenue achieved in 2009.

Revenue Achievement	Bonus Payout %
0.0 - 89.9	0.0
90.0 - 100.0	35.0 - 100.0
100.1 - 109.0	101.3 - 112.4
110.0 - 119.9	115.0 - 129.9
120.0 - 129.9	140.0 - 159.8
130.0 - 139.9	175.0 - 199.8
140.0 - 149.9	220.0 - 249.7
150.0 +	300.0
     The maximum bonus payout to all executive officers was capped at 300% of the total bonus pool. The sliding scale of target performance was used by the Compensation Committee in determining bonuses to be paid to the executive officers; however, the Compensation Committee retained full and complete discretion in making its final bonus determinations for a portion (approximately 26%) of the bonus pool. As shown in the Summary Compensation Table, a partial executive bonus was paid to Mr. Tipton based on the achievement of a product line financial target as well as in the discretion of the Compensation Committee. No other executive bonuses were paid under the 2010 annual executive bonus plan.
     Long-Term Incentives. The Compensation Committee approves equity grants under the 2004 Long-Term Stock Incentive Plan to provide additional incentives and align the executives’ long-term interests with those of the shareholders of the Company by tying a portion of executive compensation to the long-term performance of the Company’s stock price. The Compensation Committee believes equity grants, more than base salary or annual cash incentives, closely align the long-term interests of executives with those of shareholders and assist in the retention of key executives. This is the Company’s principal long-term incentive to executives.
     The Compensation Committee determines equity to be granted to an executive with respect to restricted stock, performance-based restricted stock, stock options, or performance-based stock options based on the following principal elements, including, but not limited to:
•	President and Chief Executive Officer’s recommendation;

•	Relevant and validated external market data on executive compensation;

•	Management role and contribution to the management team;

•	Job responsibilities and past performance;

•	Future anticipated contributions;

•	Corporate performance;

•	Existing vested and unvested equity holdings; and

•	Compensation Committee discretion.
     Determination of equity grant amounts is not made in accordance with a strict formula, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both individual and corporate performance and the value of equity grants of comparable executives at comparable companies ascertained by independent executive compensation consultants hired by the Compensation Committee. Equity grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility.
     Change in Control and Termination Benefits. We provide change in control and termination benefits to our executives under certain conditions as provided for in their employment agreements. These benefits are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in the marketplace where such benefits are commonly offered. The benefits ease an executive’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. The Change in Control provisions encourage executives to remain focused on the Company’s business in the event of a rumored or actual fundamental corporate change.
     Retirement Benefits, Additional Benefits and Perquisites. We provide standard employee benefit programs to our executives, including a 401(k) plan and other plans such as medical, dental and life insurance benefits, which are generally available to all employees. We are very mindful of the total cost of benefits and the impact they have on all employees. Therefore, with only one exception related to a life insurance premium of approximately $1,500 per year paid by the Company for the CEO, executives do not receive any benefit or perquisite which is different than the rest of our eligible employees, nor do they receive any benefit at a lower cost than the rest of our eligible employees.
Tax Deductibility Considerations
          Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company is generally precluded from deducting compensation in excess of $1 million per year for any of its named executive officers unless the compensation is “performance-based” as defined in Section 162(m) and certain other requirements are satisfied. The Compensation Committee generally intends to maintain the tax deductibility of compensation to the named executive officers, but it also intends to maintain the flexibility of paying amounts or making equity awards that are not deductible if consistent with the Compensation Committee’s other objectives and responsibility.
Compensation Committee
          When establishing base salaries, cash bonuses and equity grants for each of the executives, the Compensation Committee considers, among other things, the recommendations of the President and Chief Executive Officer, the executive’s role and contribution to the management team, responsibilities and performance during the past year and future anticipated contributions, corporate performance, and the amount of total compensation paid to executives in similar positions at comparable companies as provided by an independent compensation firm.

          The Compensation Committee generally sets the compensation of the executives at levels that are competitive with similarly situated technology companies. When setting the compensation of each of the executives, the Compensation Committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The Compensation Committee gives consideration to the recommendations of the President and Chief Executive Officer and may accept or adjust those recommendations. The Compensation Committee makes the sole determination of the compensation of the President and Chief Executive Officer.
Summary Compensation Table
     A summary compensation table is provided below and includes individual compensation information on the Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers at the end of 2010, whom we refer to in this proxy statement as the “named executive officers.”

				Stock		Option		All Other
Name and Principal				Awards		Awards		Compensation	Total
Position	Year	Salary ($)	Bonus ($)	($) (1)		($) (2)		($) (3)	($)
Gregory B. Kalush	2010	325,000	—	—		120,000	(4)	8,848	453,848
Chairman of the	2009	325,000	50,500	179,666	(9)(10)(11)	—	(12)	7,798	562,964
Board, Chief Executive	2008	319,039	—	67,244	(13)	—		7,922	394,205
Officer and President

Thomas N. Tipton Jr.	2010	202,500	10,000	—		36,900	(5)	6,094	255,494
Chief Financial	2009	194,038	16,000	37,916	(9)(10)	—	(12)	5,821	253,775
Officer, Treasurer and	2008	183,654	—	26,940	(13)	—		5,510	216,104
Vice President of Finance

Yoram Solomon	2010	185,000	—	—		74,100	(6)	4,194	263,294
Vice President of	2009	185,001	10,500	33,366	(9)(10)	—	(12)	4,194	233,061
Corporate Strategy and	2008	21,346	—	46,200		—		—	67,546
Business Development

Randall E. McComas	2010	240,000	15,000	—		6,860	(7)	7,096	268,956
Vice President of	2009	239,519	15,000	37,916	(9)(10)	—	(12)	6,300	298,735
Global Sales and	2008	234,615	—	21,552	(13)	—		6,300	262,467
Customer Support

Marc E. DeVinney	2010	182,000	—	—		49,400	(8)	—	231,400
Vice President of	2009	181,328	12,000	37,916	(9)(10)	—	(12)	—	231,244
Engineering	2008	174,818	—	21,552	(13)	—		—	196,370

(1)	All stock awards were in the form of restricted stock awards. All shares of restricted stock are valued at the fair market value, which is the closing price of a share of Common Stock on the NASDAQ Global Market, on the date of grant. Unless otherwise stated in the notes below, restricted stock awards vest over a four year period and do not have performance conditions tied to the award. As described under “Summary of Termination and Change in Control Arrangements” below, restricted stock awards also vest upon certain changes in control of the Company.

(2)	All stock options are valued at the grant date fair value, based on the Black-Scholes option pricing model, and expire 10 years from the date of grant. See the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010, in Note 9 in the accompanying Notes thereto for further discussion of the assumptions used to calculate the grant date fair value. Stock option awards vest as described in the notes below and also vest upon certain changes in control of the Company as described under “Summary of Termination and Change in Control Arrangements” below.

(3)	“All other compensation” consists of matching payments by the Company pursuant to its 401(k) plan for all named executive officers and, with respect to Mr. Kalush, an additional amount of $1,498 for premium paid on a life insurance policy. The table does not include the cost to the Company of benefits furnished to named executive officers, including premiums for life and health insurance, are also generally available or provided to all other salaried employees of the Company.

(4)	In July 2010 Mr. Kalush received options to purchase 100,000 shares with an exercise price of $1.65 and a grant date fair value of $1.20 per share, or $120,000. The stock option award vests over a three year period in equal numbers of shares on each anniversary of the grant date.

(5)	In September 2010 Mr. Tipton received options to purchase 30,000 shares with an exercise price of $1.70 and a grant date fair value of $1.23 per share or $36,900. The stock option award vests over a four year period in equal numbers of shares on each anniversary of the grant date.

(6)	Included in the Summary Compensation Table, in September 2010 Mr. Solomon received options to purchase 30,000 shares with an exercise price of $1.70 per share and a grant date fair value of $1.23 per share, or $36,900. This stock option award is subject to certain performance conditions related to non-financial objectives, the achievement of which would result in a February 2012 vesting regarding 7,500 shares, and revenue objectives for years ended December 31, 2012, 2013, and 2014 and scheduled to vest in February 2013, 2014, and 2015, respectively (regarding 7,500 shares each). Within the same stock option award, but not included in the Summary Compensation Table, are options to purchase an additional 70,000 shares related to the achievement of performance conditions over and above the target amounts included in the Summary Compensation Table. Also included in the Summary Compensation Table, in October 2010 Mr. Solomon received options to purchase 30,000 shares with an exercise price of $1.72 per share and a grant date fair value of $1.24 per share, or $37,200. The stock option award vests over a four year period in equal numbers of shares on each anniversary of the grant date.

(7)	In December 2010 Mr. McComas received options to purchase 7,000 shares with an exercise price of $1.36 per share and a grant date fair value of $0.98 per share, or $6,860. This stock option award is subject to certain performance conditions related to revenue objectives for year ended December 31, 2011, the achievement of which would result in a February 2012 vesting.

(8)	Included in the Summary Compensation Table, in September 2010 Mr. DeVinney received options to purchase 20,000 shares with an exercise price of $1.70 per share and a grant date fair value of $1.23 per share, or $24,600. This stock option award is subject to certain performance conditions related to non-financial objectives, the achievement of which would result in an April 2011 vesting regarding 5,000 shares, and revenue objectives for years ended December 31, 2011, 2012, and 2013 and scheduled to vest in February 2012, 2013, and 2014, respectively (regarding 5,000 shares each). Within the same stock option award, but not included in the Summary

Compensation Table, are options to purchase an additional 10,000 shares related to the achievement of performance conditions over and above the target amounts included in the Summary Compensation Table. Also included in the Summary Compensation Table, in October 2010 Mr. DeVinney received options to purchase 20,000 shares with an exercise price of $1.72 per share and a grant date fair value of $1.24 per share, or $24,800. The stock option award vests over a four year period in equal numbers of shares on each anniversary of the grant date.

(9)	Certain grants of restricted stock in January 2009, not included in the Summary Compensation Table, were performance based with a six year vesting period, and were cancelled February 4, 2010 as the performance criteria was not satisfied. Mr. Kalush (33,334 shares or $60,668), Mr. Tipton (8,334 shares or $15,168), Mr. McComas (8,334 shares or $15,168), Mr. DeVinney (8,334 or $15,168) and Mr. Solomon (8,334 shares or $15,168) all had grants cancelled, which had a grant date fair value of $1.82 per share. Additionally, certain grants of restricted stock in January 2009, not included in the Summary Compensation Table, were performance based with a five year vesting period, and were cancelled February 2, 2011 as the performance criteria was not satisfied. Mr. Kalush (33,333 shares or $60,666), Mr. Tipton (8,333 shares or $15,166), Mr. McComas (8,333 shares or $15,166), Mr. DeVinney (8,333 shares or $15,166) and Mr. Solomon (8,333 shares or $30,332) all had grants cancelled, which had a grant date fair value of $1.82 per share.

(10)	Certain grants of restricted stock in January 2009, included in the Summary Compensation Table are subject to the achievement of certain performance conditions related to the Company’s financial results for 2011. If the performance conditions are met, the restricted stock will vest over a four year period. Mr. Kalush (33,333 shares or $60,666), Mr. Tipton (8,333 shares or $15,166), Mr. McComas (8,333 shares or $15,166), Mr. DeVinney (8,333 shares or $15,166) and Mr. Solomon (8,333 shares or $30,332) all have shares with a grant date fair value of $1.82 per share that are subject to these performance conditions.

(11)	In July 2009 Mr. Kalush received 5,000 shares of restricted stock with a grant date fair value of $5.60 per share. The restricted stock award vests over a three year period in equal numbers of shares on each anniversary of the grant date.

(12)	Certain options to purchase shares granted during 2009, not included in the Summary Compensation Table, were performance based with a three year vesting period. The performance conditions were not satisfied and were cancelled February 2, 2011. The exercise price of these stock options was $2.55. Mr. Kalush (25,000 shares or $48,750), Mr. Tipton (10,000 shares or $19,500), Mr. McComas (10,000 shares or $19,500), Mr. DeVinney (10,000 shares or $19,500) and Mr. Solomon (7,500 shares or $14,625) all had shares with a grant date fair value of $1.95 per share based on the Black-Scholes option pricing model.

(13)	Certain grants of restricted stock in January 2008, not included in the Summary Compensation Table, were performance based with a four year vesting period, and were cancelled February 9, 2009 as the performance criteria was not satisfied. Mr. Kalush (15,000 shares or $134,700), Mr. Tipton (9,000 shares or $80,820), Mr. McComas (7,200 shares or $64,656) and Mr. DeVinney (7,200 or $64,656) all had grants cancelled, which had a grant date fair value of $8.98 per share. Included in the Summary Compensation Table, in May 2008 Mr. Kalush received an additional grant of restricted stock (5,834 shares or $22,344) for his service on the Board consistent with other Board members’ equity compensation, which had a grant date fair value of $3.83 with a three year vesting period in equal numbers of shares on each anniversary of the grant date.

2010 Grants of Plan-Based Awards Table
     The following table sets forth information on grants of plan-based awards in 2010 to the named executive officers.

					All Other
					Option		Grant Date
					Awards :	Exercise	Fair
		Estimated Future Payouts Under			Number of	or Base	Value of
		Equity Incentive Plan Awards			Securities	Price of	Stock and
		(1)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	(# )	(# )	(# )	(# )	($ )	($ ) (2)
Gregory B. Kalush	7/22/10	—	—	—	100,000	1.65	120,000

Thomas N. Tipton Jr.	9/14/10	—	—	—	30,000	1.70	36,900

Yorom Solomon	9/14/10	30,000	30,000	100,000	—	1.70	36,900
	10/6/10	—	—	—	30,000	1.72	37,200

Randall E. McComas	12/9/10	7,000	7,000	7,000	—	1.36	6,860

Marc E. DeVinney	9/14/10	20,000	20,000	30,000	—	1.70	24,600
	10/6/10	—	—	—	20,000	1.72	24,800

(1)	Relates to stock options granted, subject to forfeiture, under the 2004 Long-Term Stock Incentive Plan. See notes (6), (7) and (8) to the Summary Compensation Table for more information.

(2)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 9 of our financial statements in the Form 10-K for the year ended December 31, 2010.
Narrative to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table
          See “Compensation Discussion and Analysis” above as well as the “Executive Officers - Employment Agreement Summaries” above and “Summary of Termination and Change in Control Arrangements” below for a complete description of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and 2010 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payments of annual incentives, as well as performance criteria on which such payments were based.

Outstanding Equity Awards at Year-End Table
The following table sets forth information as of December 31, 2010 regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards					Stock Awards
			Equity						Equity Incentive	Equity Incentive
			Incentive						Plan Awards :	Plan Awards :
			Plan Awards :				Market		Number of	Market or Payout
	Number of	Number of	Number of			Number of	Value of		Unearned	Value
	Securities	Securities	Securities			Shares or	Shares or		Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of		or Other	Shares, Units or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That		Rights That	Rights That
	Options :	Options :	Unearned	Exercise	Option	Have Not	Have Not		Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested		Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)		(#)	($)
Gregory B. Kalush	—	—	—	—		3,333	5,999	(1)	—	—
	—	—	—	—		41,666	74,999	(1)	—	—
	—	—	—	—		—	—		33,333	59,999	(1)(2)
	—	—	—	—		—	—		33,333	59,999	(1)
	—	—	—	—		2,500	4,500	(1)	—	—
	—	—	—	—		2,500	4,500	(1)	—	—
	—	—	—	—		1,250	2,250	(1)	—	—
	—	100,000	—	1.65	7/22/2020	—	—		—	—
	—	—	25,000 (3)	2.55	12/18/2019	—	—		—	—
	5,000	—	—	8.50	5/5/2014	—	—		—	—
	50,000	—	—	11.45	3/16/2014	—	—		—	—
	50,000	—	—	5.88	6/5/2013	—	—		—	—
	10,000	—	—	5.61	5/7/2013	—	—		—	—
	10,000	—	—	4.60	5/1/2012	—	—		—	—
	50,000	—	—	4.83	1/16/2012	—	—		—	—
	10,000	—	—	7.53	5/2/2011	—	—		—	—
	62,500 (4)	—	—	8.00	3/2/2011	—	—		—	—

Thomas N. Tipton Jr.	—	—	—	—		10,416	18,749	(1)	—	—
	—	—	—	—		—	—		8,333	14,999	(1)(2)
	—	—	—	—		—	—		8,333	14,999	(1)
	—	—	—	—		1,500	2,700	(1)	—	—
	—	—	—	—		750	1,350	(1)	—	—
	—	30,000	—	1.70	9/14/2020	—	—		—	—
	—	—	10,000 (3)	2.55	12/18/2019	—	—		—	—
	3,500	—	—	5.88	6/5/2013	—	—		—	—
	4,000	—	—	4.12	7/26/2011	—	—		—	—

Yorom Solomon	—	—	—	—		8,333	14,999	(1)	—	—
	—	—	—	—		—	—		8,333	14,999	(1)(2)
	—	—	—	—		—	—		8,333	14,999	(1)
	—	—	—	—		10,000	18,000	(1)	—	—
	—	30,000	—	1.72	10/6/2020	—	—		—	—
	—	—	100,000	1.70	9/14/2020	—	—		—	—
	—	—	7,500 (3)	2.55	12/18/2019	—	—		—	—

Randall E. McComas	—	—	—	—		10,416	18,749	(1)	—	—
	—	—	—	—		—	—		8,333	14,999	(1)(2)
	—	—	—	—		—	—		8,333	14,999	(1)
	—	—	—	—		1,200	2,160	(1)	—	—
	—	—	—	—		625	1,125	(1)	—	—
	—	—	7,000	1.36	12/9/2020	—	—		—	—
	—	—	10,000 (3)	2.55	12/18/2019	—	—		—	—
	50,000	—	—	11.45	3/16/2014	—	—		—	—
	50,000	—	—	5.88	6/5/2013	—	—		—	—
	91,540	—	—	5.05	2/15/2012	—	—		—	—

Marc E. DeVinney	—	—	—	—		10,416	18,749	(1)	—	—
	—	—	—	—		—	—		8,333	14,999	(1)(2)
	—	—	—	—		—	—		8,333	14,999	(1)
	—	—	—	—		1,200	2,160	(1)	—	—
	—	—	—	—		2,500	4,500	(1)	—	—
	—	20,000	—	1.72	10/6/2020	—	—		—	—
	—	—	30,000	1.70	9/14/2020	—	—		—	—
	—	—	10,000 (3)	2.55	12/18/2019	—	—		—	—

(1)	Shares of restricted stock awarded were valued at the fair market value of Common Stock, which is the closing price of a share of Common Stock on the NASDAQ Global Market, on December 31, 2010 ($1.80).

(2)	This restricted stock award was conditional based on a performance criterion in 2010; if the criterion was achieved there would be a resulting four year vesting period. The performance criterion was not achieved and therefore the grant was cancelled in February 2011.

(3)	This stock option award was conditional based on a performance criterion in 2010; if the criterion was achieved there would be a resulting three year vesting period. The performance criterion was not achieved and therefore the grant was cancelled in February 2011.

(4)	This stock option award expired unexercised on March 2, 2011.
Option Exercises and Stock Vesting Table
          The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2010.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)
Gregory B. Kalush	16,667	41,606

Thomas N. Tipton Jr.	7,584	16,613

Yorom Solomon	6,667	11,168

Randall E. McComas	3,309	9,320

Marc E. DeVinney	5,184	11,957
Pension Benefits and Non-Qualified Defined Contribution Plans
          None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans or non-qualified defined contribution plans sponsored by us. The Compensation Committee, which is composed solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit or non-qualified defined contribution plans if the Compensation Committee determines that doing so is in our best interests.
Summary of Termination and Change in Control Arrangements
     The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under their current employment agreements, certain current stock option agreements and/or restricted stock agreements, and our other compensation programs. The descriptions set forth below are summaries of the terms of the respective employment agreements or and other agreements and are qualified by reference to the provisions of such agreements.
     Gregory B. Kalush. Mr. Kalush’s employment agreement provides for the following termination and severance arrangements:
•	Resignation by the Executive: If Mr. Kalush resigns or elects not to renew his employment agreement, he is entitled to exercise vested stock options for a period of 90 days following his resignation as an employee of the Company. Stock options granted for his service as a director of the Company are independent of his stock options granted for his service as an employee of the Company. Therefore, Mr. Kalush is entitled to exercise vested stock options granted from his service on the Board for a period of ten years from the grant date of such options in a manner consistent with other directors.

•	Termination due to Non-Renewal of Employment Agreement or Termination for other than Overt Misconduct. The Company or Mr. Kalush can terminate the employment relationship by electing not to renew the employment agreement and giving the other party at least thirty (30) days’ written notice prior to the expiration of the then-current term. If Mr. Kalush elects not to renew his employment agreement, it is treated as a resignation and handled as stated above under “Resignation by the Executive.” If the Company elects not to renew Mr. Kalush’s employment agreement, or terminates Mr. Kalush for other than overt misconduct (or death or disability), then Mr. Kalush will be entitled exclusively to the following termination payments and benefits:
1.	Severance Payments. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush shall receive severance payments in the amount of three (3) years’ base salary, payable in bi-weekly installments at the current base salary rate at the time. Severance payments will be reduced by any compensation Mr. Kalush receives from other employment during the three (3) year severance period. In addition, if Mr. Kalush is eligible for severance payments and has executed a general release of claims, and provided Mr. Kalush and his beneficiaries are eligible for COBRA coverage, the Company will pay the premium cost for COBRA coverage for Mr. Kalush and his eligible beneficiaries for the 18-month period following termination of employment.

2.	Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his termination of employment (including because of non-renewal of his employment agreement at the Company’s election), but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination or the original expiration date of the option.
•	Termination due to Disability. In the event Mr. Kalush’s employment is terminated due to disability, Mr. Kalush will be entitled to the following:
1.	Severance Payments. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush will be paid severance payments in the amount of two (2) years’ base salary, payable in bi-weekly installments over a twenty-four (24) month period at the current base salary rate at the time of Mr. Kalush’s termination due to disability. In addition, if Mr. Kalush is eligible for severance payments and has executed a general release of claims, and provided Mr. Kalush is eligible for COBRA coverage, the Company will pay the premium cost for COBRA coverage for Mr. Kalush and his eligible beneficiaries for the 18-month period following termination of employment.

2.	Bonus Payment. Subject to Mr. Kalush’s execution of a general release of claims and covenant not to sue, Mr. Kalush will receive payment of two (2) years of his annual bonus based on the Company’s Executive Bonus Plan payable in bi-weekly installments over a twenty-four (24) month period following Mr. Kalush’s termination due to disability. The bonus payment will be based on the greater of the prior fiscal year’s Executive Bonus Plan payment to him or 100% of Mr. Kalush’s Executive Bonus Plan target for the year in which his employment terminates due to disability.

3.	Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his termination of employment, but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination or the original expiration date of the option.

•	Termination due to Death. In the event Mr. Kalush’s employment is terminated due to death, Mr. Kalush’s estate will be entitled to the following:
1.	Life Insurance Policy. Mr. Kalush’s estate will be entitled to a $1.0 million death benefit payable to Mr. Kalush’s designated beneficiary under a life insurance policy with Company-paid premiums.

2.	Extended Post-employment Exercise Period; Incentive Stock Option Conversion to Non-Qualified Stock Options with Extended Exercise Period. The exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of his death, but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination due to death or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment due to death, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush’s estate a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for a term of the earlier of three (3) years from the date of termination due to death or the original expiration date of the option.
          If Mr. Kalush’s employment is terminated for any reason by the Company (including the Company electing not to renew his agreement), other than because of his overt misconduct, he would also be entitled to reimbursement for any reasonable outplacement consulting fees and expenses up to a maximum of 15% of his then-current base salary.
          If a change in control occurs, Mr. Kalush is entitled to receive the following:
•	Acquisition of Shares by One Investor or Group. If during the term of Mr. Kalush’s agreement, one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of Common Stock possessing 30% or more of the total voting power of the stock of the Company and such acquisition constitutes a “change in the effective control of a corporation” for purposes of Section 409A of the Code, then Mr. Kalush shall not be entitled to receive any severance or other pay provided for above, but Mr. Kalush shall instead be entitled to receive all of the following:
1.	A lump sum payment in the amount of two (2) years’ base salary at the current base salary amount, payable within thirty (30) days of the acquisition.

2.	A lump sum payment, payable within thirty (30) days of the acquisition, equal to two (2) years’ of Mr. Kalush’s annual bonus based on the Company’s Executive Bonus Plan. The bonus amount will be the greater of the prior fiscal year’s executive bonus payment to him or 100% of Mr. Kalush’s target bonus for the year in which the acquisition occurs.

3.	The vesting of all of Mr. Kalush’s outstanding stock options shall be accelerated on the date of the acquisition and the exercise period of Mr. Kalush’s vested stock options that are outstanding on the date of the acquisition and were granted to him as a result of his employment, but specifically excluding any stock options granted to Mr. Kalush as a director, shall be extended until the earlier of (A) three (3) years from termination or (B) the latest date upon which the stock option would have expired by its original terms under any circumstances, but not later than the 10th anniversary of the original grant date of the stock option; provided that for each of Mr. Kalush’s vested stock options, if on the date of termination of employment, the exercise price of the vested stock option is greater than the fair market value of the underlying shares of Common Stock on such date, such vested stock option shall be cancelled (in lieu of the extension of exercise period described above) and the Company will grant to Mr. Kalush a new nonqualified stock option under substantially similar terms and conditions as the cancelled option and with respect to the same number of vested shares at the same exercise price but exercisable for the earlier of three (3) years from the date of termination or the original expiration date of the option.

4.	If at any time during the term of one of Mr. Kalush’s Restricted Stock Agreements an acquisition occurs whereby one investor accumulates 20% or more of the outstanding shares of Common Stock, then, effective on the date of such acquisition, all of Mr. Kalush’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested.
•	Gross Up Payment. If Mr. Kalush incurs the excise tax imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as the result of the receipt of any payments under his agreement, then he is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.
     Thomas N. Tipton, Jr., Yoram Solomon, Randall E. McComas, and Marc E. DeVinney. These executives’ employment agreements provide that in the event the Company elects not to renew the executive’s agreement and has provided thirty (30) days written notice of its intention not to renew his agreement, or if the executive is terminated during the term of his agreement without cause, he shall be entitled to receive (a) the balance of base salary due under his agreement for the balance of its term, and (b) subject to the executive’s execution of a general release of claims and covenant not to sue, (i) severance pay equal to six (6) months of base salary at the time of termination, payable in bi-weekly installments, subject to reduction by any compensation the executive receives from other employment during the severance period, and (ii) if the executive is eligible for COBRA coverage, the individual premium cost for COBRA coverage for the executive for the period during which he is receiving remaining term payments and severance payments.
     These executives’ employment agreements also provide for confidentiality, non-competition and non-solicitation of employees provisions. Remedies for breach of these provisions include injunctive relief and arbitration.

     Thomas N. Tipton, Jr. Certain of Mr. Tipton’s Restricted Stock Agreements and Stock Option Agreements provide that if one investor accumulates 20% or more of the outstanding shares of Common Stock, then, effective as of the date of such accumulation by that investor, all of Mr. Tipton’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested and all of his stock options will become fully exercisable.
     Yoram Solomon, Randall E. McComas, and Marc E. DeVinney. Each of these executive’s Restricted Stock Agreements and Stock Option Agreements provide that if (i) one investor accumulates 20% or more of the outstanding shares of Common Stock and if, within 12 months thereafter, the executive’s employment with the Company is terminated either by the Company for any reason other than cause or by the executive for Good Reason (as defined therein), or (ii) one investor other than a reporting company under the Securities Exchange Act of 1934 accumulates 50% or more of the outstanding shares of Common Stock, then, in either case, effective as of the date of such accumulation by that investor, all of the executive’s unvested shares of restricted stock will be released from the forfeiture restrictions and become fully vested and all of his stock options will become fully exercisable.

Potential Payments Upon Termination or Change in Control
          The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control. Our Compensation Committee may at its discretion revise, amend or add to these benefits if it deems advisable, to the extent permitted pursuant to such officers’ employment agreements. The table below reflects amounts payable to our named executive officers assuming a change in control and/or their employment was terminated on December 31, 2010:

		Termination
		Without Cause	Termination			Change in
		or for Non-	for Cause	Disability	Death	Control
Name	Benefit	Renewal ($ )	($)	($)	($)	($)(1)
Gregory B. Kalush	Salary	975,000	—	650,000	—	650,000
Chairman of the Board, Chief	Bonus	—	—	400,000	—	400,000
Executive Officer and President	Outplacement services	48,750	—	48,750	—	48,750
	Insurance Policy (2)	—	—	—	—	—
	Cobra Coverage	24,160	—	—	—	—
	Extended Exercise Period for Stock Options	13,971	—	13,971	13,971	13,971
	Stock Vest Acceleration	—	—	—	—	149,998

	Total Value	1,061,881	—	1,112,721	13,971	1,262,719

Thomas N. Tipton Jr.	Salary	202,500	—	—	—	—
Chief Financial Officer, Treasurer	Cobra Coverage	6,953	—	—	—	—
and Vice President of Finance	Stock Vest Acceleration	—	—	—	—	36,448

	Total Value	209,453	—	—	—	36,448

Yorom Solomon	Salary	185,000	—	—	—	—
Vice President of	Cobra Coverage	7,092	—	—	—	—
Corporate Strategy and	Stock Vest Acceleration	—	—	—	—	47,999

Business Development	Total Value	192,092	—	—	—	47,999

Randall E. McComas	Salary	240,000	—	—	—	—
Vice President of Global Sales and	Cobra Coverage	7,092	—	—	—	—
Customer Support	Stock Vest Acceleration	—	—	—	—	35,908

	Total Value	247,092	—	—	—	35,908

Marc E. DeVinney	Salary	182,000	—	—	—	—
Vice President of Engineering	Cobra Coverage	6,953	—	—	—	—
	Stock Vest Acceleration	—	—	—	—	40,408

	Total Value	188,953	—	—	—	40,408

(1)	Mr. Kalush will be entitled to a gross up payment if he incurs any excise tax imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as a result of the receipt of any payments under his employment agreement. He is entitled to receive a gross up payment such that the net amount retained by Mr. Kalush is equal to the amount of payments that Mr. Kalush is entitled to receive under his employment agreement.

(2)	Mr. Kalush’s estate is entitled to a one-time $1,000,000 death benefit payable by the insurance provider under an insurance policy paid for by the Company.

Report of the Compensation Committee
We have reviewed and discussed with management the Company’s Compensation Discussion and Analysis.
Based on this review and these discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in Interphase’s Annual Report on Form 10-K and proxy statement on Schedule 14A.
THE COMPENSATION COMMITTEE
Michael J. Myers, Chairman
Paul N. Hug
Christopher B. Strunk
Compensation Committee Interlocks and Insider Participation
          During 2010, the Compensation Committee was composed of Mr. Myers (Chairman), Mr. Hug, and Mr. Strunk, and none of those members was, or has ever been, an officer or employee of the company or its subsidiaries. None of the Company’s named executive officers served during the year ended December 31, 2010 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors or Compensation Committee.
CERTAIN RELATED TRANSACTIONS
          During 2010, the Company was not a party to any transactions that would require disclosure pursuant to Item 404 of Regulation S-K.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and furnish the Company with a copy. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 2010, except for Mr. Kalush, Mr. Solomon and Mr. DeVinney, who each made one late filing of a Form 4 disclosing one transaction.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011
          The Audit Committee has selected Grant Thornton as our independent registered public accountants for the year ending December 31, 2011 and recommends that shareholders vote for ratification of such selection. Although ratification by shareholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the shareholders. If the shareholders do not ratify the selection of Grant Thornton, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Interphase and its shareholders.

          Grant Thornton has audited our consolidated financial statements annually since it was first appointed in 2004. We expect that representatives of Grant Thornton will be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.
Pre-Approval Policies and Procedures
          In accordance with the Audit Committee’s charter and policy and applicable law, the Audit Committee must pre-approve all services to be provided by Grant Thornton, including audit services, audit-related services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of Grant Thornton. Generally, the full Audit Committee provides pre-approval for a particular defined task or scope of work subject to a specific budget. In other cases, the chairman of the Audit Committee may pre-approve such services between committee meetings subject to his discretion; but the chairman must then communicate such pre-approvals to the full Audit Committee at the next regularly scheduled meeting. All services provided by Grant Thornton to the Company in 2010 and 2009 were rendered in accordance with engagements that the Audit Committee approved in advance.
Fees Billed by Grant Thornton LLP during 2010 and 2009
          The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton LLP in 2010 and 2009. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2010	2009

Audit Fees	$147,800	$159,000
Tax Fees	—	46,694
Audit-Related Fees	—	—
All Other Fees	6,625	—

Total	$154,425	$205,694
          The Grant Thornton “Audit Fees” for the year ended December 31, 2010 and 2009 consisted of fees (and expenses) billed for professional services rendered for the annual audit of the consolidated financial statements of the Company, including quarterly reviews and the statutory audit of a foreign subsidiary.
          The Grant Thornton “Tax Fees” for the year ended December 31, 2009 were for fees (and expenses) billed for the preparation of the Company’s 2008 tax returns and for fees (and expenses) billed for consultations regarding the Company’s international taxes.
          The Grant Thornton “All Other Fees” for the year ended December 31, 2010 consisted of fees billed for a web-based accounting research tool.

Vote Required
          The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Grant Thornton as our independent registered public accountants for the year ending December 31, 2011. Abstentions and broker non-votes will have the effect of a vote “against” the ratification of Grant Thornton as our independent registered public accountants.
OUR BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.
SHAREHOLDER PROPOSALS
          A shareholder who wishes to have a proposal considered for inclusion in the Company’s proxy statement for the Company’s 2012 annual meeting of shareholders must submit the proposal in writing to the Company’s Secretary, at the Company’s principal executive offices no later than December 2, 2011.
          If the 2012 annual meeting of shareholders is moved to a date more than 30 days before or after the anniversary of the 2011 annual meeting of shareholders, then the deadline for inclusion of a proposal in the Company’s proxy statement will instead be a reasonable time before the Company begins to print and mail its proxy materials.
          A shareholder who wishes to make a proposal at the 2012 annual meeting of shareholders without including the proposal in the Company’s proxy statement must give written notice of that proposal to the Company’s Secretary, at the Company’s principal executive offices, by February 3, 2012. If a shareholder fails to timely give the notice, then the persons named as proxies in the proxy cards solicited by the Board for that meeting will be entitled to vote the proxies held by them regarding that proposal, if properly raised at the meeting, in their discretion.
SHAREHOLDER COMMUNICATIONS
     Shareholders wishing to communicate with the Board, the non-management directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Attn: Secretary, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas 75093. The envelope should indicate that it contains a shareholder communication, and the correspondence must disclose the name of the shareholder submitting the communication and identify the number of shares of Common Stock owned by him (or her) beneficially or of record. In general, all shareholder communications delivered to the secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Secretary reserves the right to not forward any abusive, threatening or otherwise inappropriate materials.

MISCELLANEOUS
          The Annual Report to Shareholders of the Company for 2010, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.
          A copy of the Company’s 2010 Form 10-K has been included with these proxy materials. Exhibits to the Form 10-K are available upon written request and upon payment of a reasonable charge to cover the Company’s cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, Parkway Centre I, 2901 North Dallas Parkway, Suite 200, Plano, Texas, 75093.
By Order of the Board of Directors,
S. THOMAS THAWLEY
Vice Chairman and Secretary
Plano, Texas
April 1, 2011

EXHIBIT A
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF
INTERPHASE CORPORATION
Effective December 10, 2007
CHARTER
1. Overall purpose and objectives
The audit committee is appointed by the board of directors to assist the board in discharging its oversight responsibilities. The audit committee will oversee the financial reporting process to ensure the balance, transparency and integrity of published financial information. The audit committee will also review: the effectiveness of the company’s internal financial control and risk management system; the independent audit process including appointing and assessing the performance of the external auditor; the company’s process for monitoring compliance with laws and regulations affecting financial reporting; and its code of business conduct.
In performing its duties, the committee will maintain effective working relationships with the board of directors, management, and the external auditors. To perform his or her role effectively, each committee member will develop and maintain his or her skills and knowledge, including an understanding of the committee’s responsibilities and of the company’s business, operations and risks.
2. Authority
The board authorizes the audit committee, within the scope of its responsibilities, to:
2.1	Perform activities within the scope of its charter.

2.2	Engage independent counsel and other advisers as it deems necessary to carry out its duties.

2.3	Ensure the attendance of company officers at meetings as appropriate.

2.4	Have unrestricted access to members of management, employees, third parties and relevant information.

2.5	Establish procedures for dealing with concerns of employees regarding accounting, internal control or auditing matters.

2.6	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters.

2.7	Be directly responsible for the appointment, compensation, retention, and oversight of the work of, the external auditor.

2.8	Approve all audit engagement fees and terms as well as reviewing policies for the provision of non-audit services by the external auditors and the framework for pre-approval of such services.

2.9	Approve the public release of quarterly and annual financial results.

2.10	Approve all “related-party” transactions.

3. Organization
Membership
3.1	The board of directors will select the audit committee members and the chairman of the audit committee.

3.2	The audit committee will comprise at least three members and all members shall be independent non-executive directors of the company.

3.3	A quorum of any meeting will be two thirds of the members.

3.4	Each member shall have skills and experience appropriate to the company’s business.

3.5	Each member shall be financially literate; at least one member shall be designated as a financial expert.

3.6	Members will be appointed for a one year term of office.

3.7	The chairman of the audit committee will function as its secretary.
Meetings
3.8	Only committee members are entitled to attend meetings. The audit committee may invite such other persons (e.g., the chief executive officer, chief financial officer, corporate controller, external audit engagement partner) to its meetings, as it deems necessary.

3.9	The external auditors should be invited to make presentations to the audit committee as appropriate.

3.10	Meetings shall be held not less than five times a year, including once each quarter to review financial results.

3.11	Special meetings may be convened as required. The chairman will convene a meeting if requested by the external auditors.

3.12	The chairman shall circulate the agenda and supporting documentation to the audit committee members a reasonable period in advance of each meeting. The chairman shall also create an agenda for the ensuing year and circulate it to the committee during the fourth quarter so that a finalized topical agenda is published before the first day of the ensuing year.

3.13	The chairman of the committee shall circulate the minutes of meetings to members of the board and members of the committee.

3.14	Members of the audit committee should attend every meeting of the committee.

3.15	The committee will meet with outside legal counsel at least annually without management present.

3.16	The committee will meet with the external auditors at least quarterly without management present.

3.17	The committee will meet individually and privately with the chief executive officer, chief financial officer and corporate controller at least annually.

4. Roles and responsibilities
The Audit Committee will:
Internal control
4.1	Evaluate whether management is setting the appropriate ‘control culture’ by communicating the importance of internal control and management of risk.

4.2	Understand the internal control systems implemented by management for the approval of transactions and the recording and processing of financial data.

4.3	Understand the controls and processes implemented by management to ensure that the financial statements derived from the underlying financial systems, comply with relevant standards and requirements, and are subject to appropriate management review.

4.4	Evaluate the overall effectiveness of the internal control and risk management frameworks and consider whether recommendations made by the external auditors have been implemented by management.

4.5	Consider how management is held to account for the security of computer systems and applications, and the contingency plans for processing financial information in the event of a systems breakdown or to protect against computer fraud or misuse.

4.6	Inquire of management and the independent auditors about significant risks or exposures facing the company; assess the steps management has taken or proposes to take to minimize such risks to the company; and periodically review compliance with such steps.

4.7	Review with management the company’s anti-fraud program, as well as the annual fraud risk assessment, including the mitigating controls management has put in place to minimize such risks to the company.

4.8	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors. Review a comparison of actual compensation to compensation approved by the compensation committee, including stock based compensation.

4.9	Review the company’s code of conduct at least annually to ensure that it is adequate and up-to-date.

4.10	Review the procedures for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the organization at least annually. Additionally, at each meeting, review any complaints that might have been received, current status, and resolution if one has been reached.
Financial reporting
4.11	Gain an understanding of the current areas of greatest financial risk and how these are being managed.

4.12	Review with management and the independent auditor significant accounting and reporting issues, including the effect of any regulatory and accounting initiatives, as well as off-balance-sheet structures, if any, and understand their impact on financial reports.

4.13	Oversee the periodic financial reporting process implemented by management and review the interim financial statements, annual financial statements and preliminary announcements prior to their release.
4.14	Review management’s process for ensuring that information contained in analyst briefings and press announcements is consistent with published financial information, balanced and transparent (particulary regarding GAAP vs non-GAAP data).

4.15	Inquire of the chief executive officer and chief financial officer regarding the “quality of earnings” of the company from a subjective as well as an objective standpoint.

4.16	Meet with management and the external auditors to review the financial statements, the key accounting policies and judgements, and the results of the audit.

4.17	Ensure that significant adjustments, unadjusted differences, disagreements with management and critical accounting policies and practices are discussed with the external auditor.

4.18	Review the other sections of the annual report before its release and consider whether the information is understandable and consistent with members’ knowledge about the company and its operations and lacks bias.
Compliance with laws and regulations
4.19	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any fraudulent acts or noncompliance.

4.20	Obtain regular updates from management and company’s legal counsel regarding compliance matters that may have a material impact on the company’s financial statements or compliance policies.

4.21	Be satisfied that all regulatory compliance matters, related to the business of the company, have been considered in the preparation of the financial statements.

4.22	Review the findings of any examinations by regulatory agencies.
Working with auditors
External audit
4.23	Review the professional qualification of the auditors (including background and experience of partner and auditing personnel).

4.24	Consider the independence of the external auditor and any potential conflicts of interest.

4.25	Review on an annual basis the performance of the external auditors and make recommendations to the board for the appointment, reappointment or termination of the appointment of the external auditors.

4.26	Review the external auditors’ proposed audit scope and approach for the current year in the light of the company’s present circumstances and changes in regulatory and other requirements.

4.27	Discuss with the external auditor any audit problems encountered in the normal course of audit work, including any restriction on audit scope or access to information.

4.28	Ensure that significant findings and recommendations made by the external auditors and management’s proposed response are received, discussed and appropriately acted on.

4.29	Discuss with the external auditor the appropriateness of the accounting policies applied in the company’s financial reports and whether they are considered as aggressive, balanced or conservative.
4.30	Meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately. Ensure the auditors have access to the chairman of the audit committee when required.

4.31	Review policies for the provision of non-audit services by the external auditor and the framework for pre-approval of non-audit services.

4.32	Consider, with management, the rationale for employing audit firms other than the principal independent auditors.

4.33	Ensure the company has appropriate policies regarding the hiring of audit firm personnel for senior positions after they have left the audit firm.

4.34	Review all material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.
Reporting responsibilities
4.35	Regularly update the board about committee activities and make appropriate recommendations.

4.36	Ensure the board is aware of matters that may significantly impact the financial condition or affairs of the business.

4.37	Oversee the preparation of an annual report of the committee as required by the rules of the SEC and the annual affirmation required by the appropriate listing exchange, if necessary. Include in the annual proxy statement for the company a report of the committee in accordance with the proxy rules promulgated by the SEC.
Evaluating performance
4.38	Evaluate the committee’s own performance, both of individual members and collectively, on a regular basis.

4.39	Assess the achievement of the duties specified in the charter and report the findings to the board.
Review of the committee charter
4.40	Review the audit committee charter annually, reassess the adequacy of the charter considering changes that are necessary as a result of new laws or regulations and recommend any proposed changes to the board of directors.

4.41	Ensure that the charter is approved or reapproved by the board.
Other
4.42	The committee will perform such other functions as assigned by law, the company’s charter or bylaws, or the board of directors.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Paul N. Hug	☐	☐	02 - Gregory B. Kalush	☐	☐	03 - Michael J. Myers	☐	☐

	04 - Kenneth V. Spenser	☐	☐	05 - Christopher B. Strunk	☐	☐	06 - S. Thomas Thawley	☐	☐

		For	Against	Abstain		For	Against	Abstain

2.	Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐	3. In the discretion of the Proxies, on any other matter that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — INTERPHASE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the “Company”) to be held on May 4, 2011 at 9:00 a.m. local time at the Embassy Suites Hotel at 7600 John Q. Hammons Drive, Frisco, Texas 75034, and the Proxy Statement in connection therewith, and (b) appoints Gregory B. Kalush and S. Thomas Thawley, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:
If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, both of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE MATTERS REFERRED TO ON THE REVERSE.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be dated and signed on the reverse side.)